Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ Announces Election of Chairman and Vice Chairman

REDDING, California, February 21, 2013/ PR Newswire—Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH) (the “Company”), a $979 million bank holding company and parent company of Redding Bank of Commerce™ (the “Bank”), announced that its Board of Directors has elected Lyle L. Tullis as the Company’s Chairman of the Board of Directors and Jon Halfhide as its Vice Chairman.

Mr. Tullis previously served as Vice Chairman of the Company’s Board of Directors and also currently serves as Chairman of the Company’s Nominating and Corporate Governance committee, and is a member of the Executive, Audit & Qualified Legal Compliance and Long-Range Planning committees. Mr. Tullis has been a director of the Company since 2003 and a director of the Bank since 2003.

Mr. Tullis is president of Tullis Inc. a general engineering construction company. His company specializes in public works projects that include grading and paving.

Mr. Jon Halfhide has been a director of the Company since 2006 and a director of the Bank since 2005. He currently serves as Chairman of the Company’s Executive Compensation and ALCO committees and is a member of the Company’s Nomination and Corporate Governance, Long-Range Planning, and Audit & Qualified Legal Compliance committees. Mr. Halfhide also qualifies as an “audit committee financial expert.”

Mr. Halfhide served as president of Dignity Healthcare North State Service Area and St. Elizabeth Community Hospital from January 2000 to January 2013, and had over twenty-nine years of management tenure with Dignity Healthcare including capacity as Controller and Chief Financial Officer.

“The Board’s announcement today is made with heavy hearts as it follows the recent passing of our beloved and respected Chairman, Ken Gifford. Ken has left us with standards of excellence that Mr. Tullis and Mr. Halfhide have committed to uphold and maintain.” said Patrick J. Moty, President and Chief Executive Officer of Bank of Commerce Holdings.

About Bank of Commerce Holdings

With assets of $979 million, Bank of Commerce Holdings is a bank holding company headquartered in Redding, California, and is the parent company for Redding Bank of Commerce™ which operates under two separate names (Redding Bank of CommerceTM and Roseville Bank of CommerceTM, a division of Redding Bank of Commerce). The Bank is an FDIC insured California banking corporation providing commercial banking and financial services through 4 offices located in Northern California. The Bank opened on October 22, 1982. The Company is a NASDAQ Global Market listed stock trading under the symbol “BOCH”.

Investment firms making a market in BOCH stock are:

Raymond James Financial /

John T. Cavender

555 Market Street

San Francisco, CA

(800) 346-5544

Sandler & O’Neil /Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022

(888) 383-3112

McAdams Wright Ragen, Inc. /Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204

(866) 662-0351

FIG Partners

Mike Hedrei

1175 Peachtree Street NE #100

Colony Square Suite 2250

Atlanta, GA 30361 (212) 899-5217

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001

(530) 244-7199

Contact Information:

Patrick J. Moty, President & CEO

Telephone Direct (530) 722-3953